Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

NON-VOTING PERPETUAL PARTICIPATING PREFERRED STOCK

SERIES A

OF

SWS GROUP, INC.

Pursuant to Section 151(g) of the

General Corporation Law

of the State of Delaware

SWS GROUP INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103, 141 and 151(g) of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The board of directors of the Company (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the Certificate of Incorporation and the By-laws of the Company and applicable law, adopted the following resolution on March 17, 2011, creating a series of shares of Preferred Stock of the Company designated as “Non-Voting Perpetual Participating Preferred Stock, Series A”.

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the By-laws of the Company and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “Non-Voting Perpetual Participating Preferred Stock, Series A” (the “Series A Preferred Stock”). The number of shares constituting such series shall be 17,400. The Series A Preferred Stock shall have a par value of $1.00 per share.

Section 2. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with each class or series of equity securities of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company including the Company’s common stock, par value $0.10 per share (the “Common Stock”) (collectively referred to as “Parity Securities”), and senior to each other class or series of capital stock outstanding or established after the Effective Date by the Company the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”).

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of Voting Securities by contract or otherwise. For purposes of this definition, the (i) Company and any of its Affiliates are not Affiliates of Hilltop Holdings Inc. or Oak Hill Capital Partners III, L.P. or any of their respective Affiliates and (ii) Hilltop Holdings Inc. and any of its Affiliates are not Affiliates of Oak Hill Capital Partners III, L.P. or any of its Affiliates;

(b) “Board of Directors” means the board of directors of the Company.

(c) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the State of New York are generally required or authorized by law to be closed.

(d) “By-laws” means the By-laws of the Company as may be amended from time to time.

(e) “Certificate of Designations” means this Certificate of Designations of Non-Voting Perpetual Participating Preferred Stock, Series A, of SWS Group Inc.

(f) “Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, as may be amended from time to time.

(g) “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern. If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing sale price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing sale price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors, acting in good faith, from time to time) of any other securities or property paid to the holders of the Common Stock in connection with the Reorganization Event.

(h) “Common Stock” has the meaning set forth in Section 2.

(i) “Company” means SWS Group, Inc., a Delaware corporation.

(j) “Conversion Date” means a Mandatory Conversion Date or a Reorganization Conversion Date.

(k) “Conversion Ratio” has the meaning set forth in Section 8(a).

(l) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the 10 consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Ratio pursuant to Section 10.

(m) “Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.

(n) “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Ratio pursuant to Section 10.

(o) “Exchange Property” has the meaning set forth in Section 11(a).

(p) “Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

(q) “Investor” means Hilltop Holdings Inc., a Maryland corporation, or Oak Hill Capital Partners III, L.P. a Cayman Islands exempted limited partnership.

(r) “Junior Securities” has the meaning set forth in Section 2.

(s) “Liquidation Preference” has the meaning set forth in Section 5(a).

(t) “Mandatory Conversion Date” means, with respect to shares of Series A Preferred Stock of any Holder, the date of the consummation of the transfer by such Holder of shares of Series A Preferred Stock to a non-affiliate in a Widely Dispersed Offering.

(u) “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(v) “Ownership Limit” means at the time of determination, 24.9% of any class of Voting Securities of the Company outstanding at such time. Any calculation of a Holder’s percentage ownership of the outstanding Voting Securities of the Company for purposes of this definition shall be made in accordance with the relevant provisions of Home Owners Loan Act, as amended, and any applicable provisions of the regulations, or relevant interpretations thereunder, issued by the Office of Thrift Supervision, or the Board of Governors of the Federal Reserve System, if applicable.

(w) “Parity Securities” has the meaning set forth in Section 2.

(x) “Person” or “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(y) “Preferred Stock” means any and all series of preferred stock of the Company, including the Series A Preferred Stock.

(z) “Record Date” has the meaning set forth in Section 4(b).

(aa) “Regulatory Approvals” means, as to any Holder, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series A Preferred Stock into Common Stock and to own such Common Stock without such

Holder being in violation of applicable law, rule or regulation, the receipt or making of approvals and authorizations of, filings and registrations with, notifications to, or determinations by any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(bb) “Reorganization Conversion Date” means, with respect to the shares of Series A Preferred Stock of any Holder, the date of the consummation of the Reorganization Event or, if later, the first date on which all Regulatory Approvals with respect to the conversion of such shares shall have been obtained or made; provided, however, that if a Reorganization Conversion Date would otherwise occur on or after an Ex-Date for an issuance or distribution that results in an adjustment of the Conversion Price pursuant to Section 10 and on or before the Record Date for such issuance or distribution, such Reorganization Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance or distribution.

(cc) “Reorganization Event” shall have the meaning set forth in Section 11(a).

(dd) “Series A Preferred Stock” has the meaning set forth in Section 1.

(ee) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(ff) “Voting Securities” means, at any time, shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

(gg) “Widely Dispersed Offering” means (a) a widespread public distribution, (b) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of Voting Securities of the Company or (c) a transfer to a transferee that would control more than 50% of the Voting Securities of the Company without any transfer from the Investor.

Section 4. Dividends.

(a) Holders of shares of Series A Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash, stock, other assets or otherwise, and including, without limitation, any dividend or distribution of shares of stock or other equity of any Person other than the Company, evidences of indebtedness of any Person including without limitation the Company or any Subsidiary) on the shares of Common Stock as if immediately prior to the applicable record date, shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock; provided, however, that if a stock dividend of additional shares of Common Stock shall be paid to the holders of shares of Common Stock, the holders of shares of Series A Preferred Stock shall be paid in additional shares of Series A Preferred Stock (in the same ratio as such dividend was paid to the Common Stock).

(b) Each dividend will be payable to Holders of record as they appear in the records of the Company at the close of business on the same record date (each, a “Record Date”), which shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock.

(c) If a Conversion Date with respect to any share of Series A Preferred Stock is prior to the record date for the payment of any dividend on the Common Stock, the Holder of such share of Series A Preferred Stock will not have the right to receive any corresponding dividends on the Series A Preferred Stock. If the Conversion Date with respect to any share of Series A Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend.

Section 5. Liquidation. (a) In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount that is the Liquidation Preference per share of Series A Preferred Stock, in each case, plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Company’s stockholders, before any distribution of assets is made to the holders of any Junior Securities. “Liquidation Preference” means the amount of the liquidating distributions, as determined by the Company (or the trustee or other Person or Persons administering its liquidation, dissolution or winding-up in accordance with applicable law) such Holders would have received had such Holders, immediately prior to such liquidating, dissolution or winding-up, converted their shares of Series A Preferred Stock into shares of Common Stock (in the manner described in Sections 8 and 9 without regard to any limitations contained therein). The Company shall notify each Holder of the amount it has calculated as the Liquidation Preference per share of Series A Preferred Stock by first-class mail, postage prepaid, addressed to the Holders at their respective last addresses appearing on the books of the Company. Such mailing shall be made not later than five Business Days before the first liquidating distribution is made on shares of Series A Preferred Stock.

(b) In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding-up.

Section 6. Maturity. The Series A Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Redemptions; Sinking Fund. The shares of Series A Preferred Stock are not redeemable. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption of any shares of Series A Preferred Stock.

Section 8. Conversion.

(a) Subject to Section 8(b), effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series A Preferred Stock of a Holder, such Holder’s shares of Series A Preferred Stock shall automatically convert into shares of Common Stock as set forth below. The number of shares of Common Stock to be issued upon conversion shall be determined by multiplying each share of Series A Preferred Stock to be converted by 1,000 (the “Conversion Ratio”) (subject to the conversion procedures of Section 9 hereof and adjustment of the Conversion Ratio as provided in Section 10 hereof), plus cash in lieu of fractional shares in accordance with Section 13 hereof.

(b) Notwithstanding anything to the contrary contained herein, a Holder of Series A Preferred Stock will be entitled to receive shares of Common Stock upon any conversion of Series A Preferred Stock pursuant to this Section 8 or Section 11 to the extent (but only to the extent) that at such time such Holder does not own, and is not deemed for applicable bank regulatory purposes to own, securities of the Company in excess of the Ownership Limit.

Section 9. Conversion Procedures.

(a) If a Holder intends to transfer its Series A Preferred Stock in a Widely Dispersed Offering, such Holder shall provide written notice of such intent to the Company and, promptly upon receipt of Regulatory Approvals applicable to the transferee, if any, such transferee shall provide written notice to the Company of such receipt. Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Company shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i) the Mandatory Conversion Date applicable to such Holder;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock held of record by such Holder and subject to such mandatory conversion; and

(iii) the place or places where certificates for shares of Series A Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b) In the event that such Holder fails to surrender the required number of shares pursuant to this Section 9 within 30 days after delivery of the Notice of Mandatory Conversion, the Company shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8.

(c) Effective immediately prior to the close of business on any Conversion Date with respect to any share of Series A Preferred Stock, dividends shall no longer be declared on any such converted share of Series A Preferred Stock and such share of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared and unpaid dividends on such share to the extent provided in Section 4 and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.

(d) Shares of Series A Preferred Stock duly converted in accordance with Section 8 or 11 of this Certificate of Designations will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the applicable Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(f) On the Mandatory Conversion Date with respect to any share of Series A Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments. The Conversion Ratio shall be subject to the following adjustments.

(a) Stock Dividends and Distributions. If the Company pays stock dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Ratio in effect prior to such dividend or distribution will be multiplied by the following fraction:

OS1
OS0

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 =	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (a), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company. If any dividend or distribution described in this clause (a) is declared but not so paid or made, the Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Ratio that would be in effect if such dividend or distribution had not been declared.

(b) Subdivisions, Splits and Combination of the Common Stock. If the Company subdivides, splits or combines the shares of Common Stock, then the Conversion Ratio in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1
OS0

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

For the purposes of this clause (b), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company. If any subdivision, split or combination described in this clause (b) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Ratio that would be in effect if such subdivision, split or combination had not been announced.

(c) Issuance of Stock Purchase Rights. If the Company issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Ratio in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + X
OS0 + Y

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants.

For the purposes of this clause (c), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company. In the event that such rights or warrants described in this clause (c) are not so issued, the Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Ratio that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Ratio shall be readjusted to such Conversion Ratio that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(d) Debt or Asset Distributions. If the Company distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (a) above, any rights or warrants referred to in clause (c) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Ratio in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0
SP0 – FMV

Where,

SP0 =	the Current Market Price per share of Common Stock on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined in good faith by the Board of Directors, provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Preferred Stock, the amount of such distribution such Holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Ratio on the Ex-Date for such distribution.

In a “spin-off”, where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Ratio will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Ratio in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0 + MPs
MP0

Where,

MP0 =	the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs =	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (d) is not so paid or made, the Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Ratio that would then be in effect if such dividend or distribution had not been declared.

(e) Cash Distributions. If the Company makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series A Preferred Stock pursuant to Section 4(b), (b) any cash that is distributed in a reorganization event or as part of a “spin-off” referred to in clause (d) above, (c) any dividend or distribution in connection with the Company’s liquidation, dissolution or winding-up, and (d) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, then in each event, the Conversion Ratio in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0
SP0 – DIV

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV =	the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this clause (e).

In the event that any distribution described in this clause (e) is not so made, the Conversion Ratio shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Ratio which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Preferred Stock, the amount of cash such Holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Ratio on the Ex-Date for such distribution.

(f) Self Tender Offers and Exchange Offers. If the Company or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Ratio in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

AC + (SP0 x OS1)
OS0 x SP0

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Company, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Ratio shall be readjusted to be such Conversion Ratio that would then be in effect if such tender offer or exchange offer had not been made.

(g) Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Common Stock on the Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Ratio will be adjusted at the time of separation as if the Company had made a distribution to all holders of the Common Stock as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h) Adjustment Calculation and Procedures. All adjustments to the Conversion Ratio shall be calculated to the nearest one-thousandth (1/1000th) of a whole number. No adjustment in the Conversion Ratio shall be required if such adjustment would be less than one-hundredth (1/100th); provided that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Conversion Date adjustments to the Conversion Ratio will be made with respect to any such adjustment carried forward and which has not been taken into account before such date. Whenever the Conversion Ratio is to be adjusted in accordance with Section 10(a) or Section 10(b), the Company shall: (i) compute the Conversion Ratio in accordance with this Section 10; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Ratio pursuant to Section 10(a), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Ratio in accordance with this Section 10, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Ratio was determined and setting forth the revised Conversion Ratio.

Section 11. Reorganization Events.

(a) In the event that, prior to the Mandatory Conversion Date with respect to the shares of Series A Preferred Stock of any Holder, there occurs:

(i) any consolidation, merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); then, subject to Section 8(b), each share of such Holder’s Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but each Holder shall have the right, at its option, subject to the terms and provisions of this Section 11, to convert any or all of such Holder’s shares of Series A Preferred Stock, effective as of the close of business on the Reorganization Conversion Date (with the term “Regulatory Approval” applied for such purpose, as applicable, to the surviving entity in such Reorganization Event and its securities included in the Exchange Property (as defined below)), into the type and amount of securities, cash and other property receivable in such Reorganization Event by the Holder (other than a counterparty to the Reorganization Event or an Affiliate of such counterparty) in respect of each such share of Series A Preferred Stock equal to the number of shares of Common Stock into which one share of Series A Preferred Stock would then be convertible assuming that a Mandatory Conversion Date in respect of such shares of Series A Preferred Stock had occurred (such securities, cash and other property, the “Exchange Property”). In the event that a Reorganization Event referenced in this Section 11(a) involves common stock as all or part of the consideration being offered in a fixed exchange ratio transaction, the fair market value per share of such common stock shall be determined by reference to the average of the closing prices of such common stock for the ten Trading Day period ending immediately prior to the consummation of such Reorganization Event.

(b) The conversion right of a Holder of Series A Preferred Stock pursuant to this Section 11 shall be exercised by the Holder by the surrender of the certificates representing the shares to be converted to the Company or to the transfer agent for the Company, accompanied by a notice of reorganization conversion, no later than the tenth day following the date of delivery to each Holder of a notice from the Company of the expected consummation or the consummation of a Reorganization Event.

(c) Immediately prior to the close of business on the Reorganization Conversion Date, each converting Holder of Series A Preferred Stock shall be deemed to be the Holder of record of the number of shares of Common Stock deemed to be issuable upon conversion of such Holder’s Series A Preferred Stock in accordance with clause (i) or (ii) of Section 11(a), notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Person.

(d) Upon notice from the Company, each Holder of Series A Preferred Stock so converted shall promptly surrender to the Company or its transfer agent certificates representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.

(e) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in connection with any Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.

(f) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(g) The Company (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(h) The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12. Limited Protective Voting Rights. (a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 12.

(b) So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of two-thirds of the shares of Series A Preferred Stock at the time outstanding voting as a single class, given in person or by proxy, is required (whether or not such approval is required by Delaware law) prior to effecting the following:

(i) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior or senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company; or

(ii) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or the By-laws that would alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect the Holders adversely.

Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote, including any action by written consent. If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Preferred Stock with like voting rights (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of Preferred Stock.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted into shares of Common Stock.

Section 13. Fractional Shares. No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock. In lieu of any fractional share of Common Stock otherwise issuable, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock at the applicable Conversion Date. If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 14. Reservation of Common Stock.

(a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free from all preemptive rights and free and clear of all liens, claims, security interests and other encumbrances.

(c) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(d) The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series A Preferred Stock.

Section 15. Replacement Certificates. The Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost.

Section 16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 1201 Elm Street, Suite 3500, 1201 Elm Street Suite 3500, Dallas, Texas 75270, Attention: General Counsel, Facsimile: (214) 859-6020, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.

(c) No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(d) The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

RESOLVED, that all actions taken by the officers and directors of the Company or any of them in connection with the foregoing resolutions through the date hereof be, and they hereby are, ratified and approved.

IN WITNESS WHEREOF, SWS GROUP, INC. has caused this Certificate of Designations to be signed by a duly authorized officer this 29th day of July, 2011.

SWS GROUP, INC.

By:	/s/ James H. Ross
James H. Ross
Chief Executive Officer